                                                                   Exhibit 10.29

                        RETIREMENT AGREEMENT AND RELEASE

         THIS RETIREMENT AGREEMENT AND RELEASE ("Agreement") is made and entered into by and between Winslow H. Buxton ("Buxton") and Pentair, Inc. ("Pentair").

         1. Consideration. In consideration for the mutual promises and the payments to Buxton set forth herein, Buxton acknowledges the full, complete, and final settlement of any and all claims, actions, causes of action or costs, including attorneys' fees, against Pentair and the members of the controlled group of companies which includes Pentair (collectively, the "Group").

         2. Retirement. Buxton has retired as Chief Executive Officer of Pentair effective as of January 1, 2001, and from full-time employment with Pentair, and from such other offices or memberships as are listed on Schedule A effective as of April 30, 2001. Buxton shall continue to serve as Chairman of the Board of Directors of Pentair (the "Board"), subject to the terms and provisions of an Executive Consulting Agreement dated June 26, 2002, through the date of the annual shareholders' meeting in 2002.

         3. Stock and Equity Awards. Outstanding awards made to Buxton under the Pentair Omnibus Stock Incentive Plan (the "Omnibus Plan") and other equity awards shall be paid as described below. Buxton understands and agrees that the payment of these awards as described herein is discretionary and not required under the normal policies and procedures of Pentair, and that he would not be entitled to these benefits without this Agreement.

                  a. Restricted Stock. All shares of restricted stock awarded to Buxton through April 30, 2001 under the Ownership Incentive Plan, together with any shares of restricted stock awarded to Buxton under the Omnibus Plan or any other bonus program shall, to the extent not currently vested, be vested as of the same date as the Incentive Compensation Units discussed in paragraph 3(b) are paid.

                  b. Incentive Compensation Units ("ICUs"). All ICUs awarded to Buxton through April 30, 2001 under the Omnibus Plan shall be deemed to be fully earned as of April 30, 2001 without regard to the relevant period stated at the time of grant. The value of said awards shall be calculated and paid to Buxton as of April 30, 2001.

                  c. Stock Options. All outstanding stock options granted to Buxton through April 30, 2001 under the Omnibus Plan shall remain outstanding and exercisable by him through their original maturity date and the date any such option is first exercisable shall be accelerated to April 30, 2001. To the extent options designated as incentive stock options are exercised within thirty (30) days of April 30, 2001, they shall retain their status as such; options exercised after this thirty
         (30) day period shall be treated as nonqualified options.

                  In the event Buxton shall sell any Pentair common stock acquired pursuant to the exercise of an incentive stock option in a disqualifying disposition, Buxton shall immediately notify Pentair of such disqualifying disposition and supply all information with respect to such sale as is reasonably requested by Pentair. This notification obligation shall apply regardless of whether such options were exercised before or after April 30, 2001.

                  In the event Buxton should die before all such options have been exercised or otherwise lapse, the beneficiary designated by Buxton shall have six (6) months from the date of Buxton's death to exercise any options then outstanding. Any options not so exercised shall lapse at the end of said six (6) month period.

                  d. Continuing Securities Obligations. At the direction of Pentair, Henson & Efron, P.A. will inform Buxton in writing of its understanding of his continuing obligations under applicable securities laws for purposes of any transactions in Pentair common stock.

         4. Retirement Benefits. Buxton shall receive payment from the tax-qualified and non qualified retirement plans maintained by Pentair as follows:

                  a. Pentair Pension Plan. The accrued benefit payable to Buxton under the Pentair Pension Plan shall be determined as of April 30, 2001 and Buxton shall be entitled to receive payment of such vested accrued benefit in accordance with applicable provisions of that plan.

                  b. Supplemental Retirement Payment. As a supplemental retirement benefit, Buxton shall be paid $60,900 monthly beginning on May 1, 2001, said amount to be paid in the form of a life annuity. This supplemental retirement benefit includes the benefit earned by Buxton under the 1988 Supplemental Executive Retirement Plan, plus an enhancement to such benefit, as granted to Buxton pursuant to the discretion delegated to the Compensation and Human Resources Committee of the Board. Buxton understands and agrees that the enhancement to his supplemental retirement benefit is being provided as consideration for his agreement to the discharge of claims contained in Paragraph 8 of this Agreement.

                  c. Retirement Savings and Stock Incentive Plan ("RSIP"). Buxton shall be entitled to receive payment of his vested accrued benefit under RSIP in accordance with applicable provisions of that plan. Buxton shall remain a participant in RSIP until such time as he requests and receives payment of his vested accrued benefit. From and after April 30, 2001, Buxton shall not be entitled to make contributions to RSIP, but shall be entitled to share in allocations of contributions made by Pentair after such date, including matching or employer discretionary contributions payable on account of service completed by, deferrals authorized by, or compensation paid to, Buxton through April 30, 2001, to the extent required by the provisions of RSIP. For this purpose, no payments made to Buxton after April 30, 2001 shall be included as covered compensation.

                  d. Non-Qualified Deferred Compensation Plan ("Sidekick"). Buxton shall be entitled to receive payment of all amounts payable to him under the terms and conditions of Sidekick in accordance with the payment election made by him at the time he began participation in such plan. From and after April 30, 2001, Buxton shall not be entitled to make contributions to Sidekick, but shall be entitled to share in allocations of contributions made by Pentair after such date, including matching or employer discretionary contributions payable on account of service completed by, deferrals authorized by, or compensation paid to, Buxton through April 30, 2001, to the extent required by the provisions of said plan. For this purpose, no payments made to Buxton after April 30, 2001 shall be included as covered compensation.

                  e. Other Deferred Compensation Plan. To the extent Buxton may have amounts payable to him by reason of his participation in the non-qualified deferred compensation plan maintained by Pentair prior to implementation of Sidekick, Buxton shall be entitled to receive payment of such deferred compensation in accordance with the annual payment elections made by him during the time he elected to participate in such plan.

         5. Insurance Benefits. Buxton shall be eligible for coverage under certain medical, dental, life and disability insurance benefits offered by Pentair as described below. Buxton understands and agrees that the payment by Pentair for the benefits described below is discretionary and not required under the normal policies and procedures of Pentair, and that he would not be entitled to these benefits without this Agreement.

                  a. Medical Insurance. During the applicable COBRA continuation period Buxton shall receive medical insurance benefits as provided under his Executive Consulting Agreement. Following the expiration of the COBRA continuation period (i.e., October 31, 2002), Buxton may elect to begin participation in the Pentair Retiree Flex Plan consistent with the terms and provisions of such plan. In addition to the dollar credits provided to Buxton and his spouse under the Retiree Flex Plan, Pentair shall pay the balance of the premium cost for such medical insurance option as Buxton may elect. To the extent Buxton or his spouse incur medical expenses which are not covered by the retiree medical plan, or by a Medicare supplement plan, as applicable, but such expenses would have been covered under the medical insurance program in effect for active employees on the date such expense is incurred, Pentair shall reimburse Buxton for the difference between the reimbursement he received and the reimbursement then provided to active Pentair employees. The coverage provided hereunder shall be available to only Buxton and his spouse on the date of his retirement, and shall continue to be available to each of them until their respective deaths. No dependents or subsequent spouse, if any, of either Buxton or his spouse as herein described shall be or become eligible for the benefits provided hereunder.

                  b. Dental Insurance. During the applicable COBRA continuation period Buxton shall receive such dental insurance benefits as are provided under his Executive Consulting Agreement. Following the expiration of the COBRA continuation period (i.e., October 31, 2002), Pentair shall reimburse Buxton and his spouse for such dental expenses as they may incur, to the extent such expenses would have been paid or reimbursed under the provisions of the dental insurance program made available to employees of Pentair on the date such expense is incurred. The benefit herein described shall be available to only Buxton and his spouse on the date of his retirement until their respective deaths. No dependent or subsequent spouse, if any, of either of them shall be or become eligible for the payment of benefits as herein described.

                  c. Life Insurance. For purposes of providing continuing life insurance coverage to Buxton, Pentair has entered into a Split Dollar Agreement with the Winslow H. Buxton Irrevocable Trust. Pursuant to said agreement, Pentair shall contribute $48,000 annually toward the purchase of an insurance policy on Buxton's life in the face amount of $2,400,000. The rights and entitlements of both Pentair and Buxton with respect to this life insurance policy shall be governed by the terms and provisions of said Split Dollar Agreement.

         6. Change in Control. In the event of a change in control of Pentair, as that term is defined in the Key Executive Employment and Separation Agreement (the "KEESA") executed by Buxton on August 23, 2000, Pentair shall deposit into a grantor trust created for this purpose such amounts as shall be determined as provided in said trust agreement. All amounts so deposited shall be used by the trustee to pay to Buxton such amounts as would otherwise be paid by Pentair pursuant to this Agreement, together with such fees as the trustee may charge to administer the grantor trust. At such time as no further payments are owed to Buxton pursuant to the provisions of this Agreement, any amounts remaining in the trust shall revert to the grantor, or any successor thereto. Except for the occurrence of a change in control, Pentair shall have no obligation to deposit funds into any such grantor trust.

         7. Taxation. Buxton understands and agrees that various types of payments or reimbursements made to him under this Agreement may result in taxable income to him, and that he is responsible for properly reporting such payments or reimbursements on his individual federal and state income tax returns and for paying any such taxes as are required by applicable law.

         8. Confidential Information Acquired During Employment. Buxton agrees that he will at all times continue to treat, as private, confidential and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Buxton acquired or created as an employee of the Group. Further, Buxton agrees that he will not at any time release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as specifically agreed to in writing by Pentair prior to any such disclosure. Buxton acknowledges that any violation of this non-disclosure provision shall entitle Pentair to appropriate injunctive relief and to any damages it may sustain due to an improper disclosure.

         9. Non-Solicitation/Non-Competition Agreement. Buxton acknowledges that during his employment with the Group, he became familiar with trade secrets, know-how, executive personnel, business strategies, product development and other confidential and proprietary information concerning the businesses of the Group. In consideration for the compensation and benefits paid to Buxton under this Agreement, Buxton agrees that he shall not at any time, either directly or indirectly, and without the prior written consent of Pentair:

                  a. own, manage, control, participate in, consult with or render services of any kind for any concern which engages in a business which is competitive with any business being conducted, or contemplated being conducted, by Pentair or any other Group member;

                  b. become an employee or agent of any publicly traded corporation or other entity, or any division or subsidiary of such a corporation or entity, where more than five percent (5%) of such organization's business is in competition with any business being conducted, or contemplated being conducted, by Pentair or any other Group member;

                  c. participate in any plan or attempt to acquire the business, assets or control of the voting stock of Pentair or any other Group member, or in any manner interfere with the control of Pentair or any other Group member, whether by friendly or unfriendly means;

                  d. induce or attempt to induce any individual to leave the employ of Pentair or any other Group member or hire any such individual who approaches him for employment; or

                  e. engage in or sponsor the solicitation of customers of Pentair or any other Group member to do business with any competitor of Pentair or any other Group member.

         In the event Buxton breaches or threatens to breach any obligation under this paragraph 7, Pentair may apply to any court of competent jurisdiction for specific performance and/or injunctive relief or other relief to enforce the obligations of Buxton under this paragraph 7 or to prevent any violations of said paragraph. Pentair may also pursue any other remedies available to it on account of a breach or threatened breach of this paragraph 7, including the costs and reasonable attorneys' fees incurred by it in enforcing its rights under this paragraph 7. In addition to the other remedies herein provided, Buxton and any person claiming benefits thereunder through Buxton shall forfeit any right to future payments under paragraph 4(b).

         10. Discharge of Claims. Buxton, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors and administrators, hereby releases and forever discharges Pentair and all other Group members, and the past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries and successors of any of them from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or termination of employment with Pentair and the other members of the Group, including, but not limited to claims, demands or actions arising under the Federal Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C.ss.626, as amended by Public Law 101.433 (1990) (the "Older Workers Benefit Protection Act"), Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss. 2000e, et seq., the Americans with Disabilities Act, 29 U.S.C.ss. 2101, et seq., the Family Medical Leave Act, the Minnesota Human Rights Act, Minn. Stat.ss. 363.01, et seq., any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.

         Buxton further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement against Pentair or any other Group member, based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, including all claims for items of compensation and benefits except as prohibited by law.

         Buxton represents that no claim or cause of action covered by this Agreement has been assigned or otherwise transferred or given to anyone.

         11. Cooperation. Buxton agrees that, beginning May 1, 2002, he will be available by telephone to respond to such reasonable requests for information as Pentair may make. In addition, Buxton further agrees that at the request of Pentair, he will, at any time, cooperate with and assist Pentair (including cooperation and assistance in any matters involving claims or lawsuits against Pentair or any other Group member) where Buxton has or may have knowledge of the facts involved. Buxton also agrees that he will, at the reasonable request of Pentair, execute, if necessary, any further documents or instruments necessary or appropriate to evidence his separation from service as an officer or director of Pentair or any Group member, including but not necessarily limited to the forms, if any, attached hereto as Schedule B. Buxton further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against Pentair or any other Group member, or with their attorneys or agents in any claims or lawsuits which such person may bring against Pentair or any other Group member. Nothing in this Agreement prevents Buxton from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena.

         12. Merger. This Agreement and the Executive Consulting Agreement between Buxton and Pentair dated June 26, 2002, supersede and replace all prior oral and written agreements and understandings between Buxton and Pentair, including, but not limited to, any KEESA which Buxton may have executed. Buxton understands and agrees that all claims which he has or may have against Pentair or any other Group member are fully released and discharged by this Agreement. Except to the extent otherwise required by law, the only claims which Buxton may hereafter assert against Pentair or any other Group member are limited to an alleged breach of this Agreement.

         13. Minnesota Law Applies. The terms of this Agreement will be governed by the substantive laws of the State of Minnesota, without regard to any choice of laws provisions thereof, and it shall be construed and enforced thereunder. All disputes arising out of or relating to this Agreement shall be subject to the jurisdiction of the state court sitting in the County of Hennepin, State of Minnesota, and both parties hereby irrevocably submit to the jurisdiction of such court.

         14. Invalidity. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

         15. Amendment. This Agreement may be modified only by a subsequent written agreement signed by the parties hereto.

         16. Buxton Understandings and Recission Rights. Buxton warrants that
(a) other than as stated herein, no promise or inducement has been offered to him for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of Pentair or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Buxton is legally competent to execute this Agreement and accepts full responsibility therefor; (d) Pentair, by this Agreement, has advised Buxton to consult with an attorney regarding the purpose and effect of this Agreement; (e) Pentair has allowed Buxton at least twenty-one (21) days within which to consider this Agreement; and (f) Buxton may choose to sign this Agreement at any time prior to the end of this twenty-one (21) day consideration period.

         Buxton understands that he may nullify and rescind this Agreement as far as it extends to his release of claims arising under Minn. Stat. ss. 363.01 et seq., the Minnesota Human Rights Act, and under the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss. 626, as amended by Public Law 101.433
(1990) (the "Older Workers Benefit Protection Act") at any time within fifteen
(15) days from the date of his signature below and, in the event of such election, Buxton shall be entitled to receive only $1,000, which the parties acknowledge is consideration for Buxton's release of all claims other than those arising under Minn. Stat. ss. 363.01 et seq., the Minnesota Human Rights Act, and under the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss. 626, as amended by Public Law 101.433 (1990) (the "Older Workers Benefit Protection Act"). In the event Buxton elects to nullify and rescind portions of his release under this Agreement pursuant to this paragraph, he must indicate his desire to do so in writing and deliver that writing to Deb S. Knutson, Vice President, Human Resources, Pentair, Inc., Waters Edge Plaza, 1500 County Road B2 West, St. Paul, MN 55113-3105, by hand or by certified mail. Buxton further understands that if he exercises his rescission rights hereunder, Pentair will not be bound by the terms of this Agreement (except the obligation to pay Buxton $1,000), and Buxton will have to disgorge and repay to Pentair in full any monies and benefits received pursuant to this Agreement other than such $1,000 sum.

Dated: June 26, 2002                    /s/ Winslow H. Buxton
                                        ---------------------------------------
                                            Winslow H. Buxton

Subscribed and sworn to before me
this 26th day of June, 2002.

/s/ Louis L. Ainsworth
---------------------------------
    Notary Public

Dated: June 27, 2002                    PENTAIR, INC.


                                        By /s/ Debby S. Knutson
                                           ------------------------------------
                                           Its Vice President, Human Resources

Subscribed and sworn to before me
this 27th day of June, 2002.

/s/ Louis L. Ainsworth
---------------------------------
    Notary Public

                                   SCHEDULE A

                       Positions Held by Winslow H. Buxton
                                   at Pentair


       --------------------------------------- --------------------------

       Company                                 Title

       --------------------------------------- --------------------------

       Pentair, Inc.                           Chief Executive Officer

       --------------------------------------- --------------------------

       The Pentair Foundation                  Director

       --------------------------------------- --------------------------